Exhibit 15.1

Date: January 16, 2024

Baijiayun Group Ltd

24F, A1 South Building, No. 32 Fengzhan Road

Yuhuatai District, Nanjing

People’s Republic of China

as the “Company”

Dear Sir/Madam,

We consent to the references to our firm under the heading “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements and Corporate Structure” in Baijiayun Group Ltd’s annual report on Form 20-F for the year ended June 30, 2023 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on January 16, 2024. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm